EXHIBIT (21)

                        SUBSIDIARIES OF REGISTRANT


Registrant owns 100% of the outstanding stock of each of the following corporations:


              NAME                     STATE OF INCORPORATION
 ------------------------------        ----------------------

 Great Oaks Insurance Company            Ohio

 Harleysville-Atlantic Insurance
  Company                                Georgia

 Harleysville Insurance Company
  of New Jersey                          New Jersey

 Huron Insurance Company                 Pennsylvania

 Lake States Insurance Company           Michigan

 Mid-America Insurance Company           Connecticut

 Minnesota Fire and Casualty
  Company                                Minnesota

 New York Casualty Insurance
  Company                                New York

 Worcester Insurance Company             Massachusetts


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